NEWS RELEASE
April 18, 2024

FOR IMMEDIATE RELEASE	CONTACT: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES
RESULTS FOR THE QUARTER AND PERIOD ENDED MARCH 31, 2024

1st Quarter 2024 Highlights:
•Net income was $32.6 million for the current quarter, a decrease of $21.7 million, or 40 percent, from the prior quarter net income of $54.3 million and a decrease of $28.6 million, or 47 percent, from the prior year first quarter net income of $61.2 million. The current quarter included a total of $13.3 million related to credit loss expense from the acquisition of Wheatland Bank, acquisition-related expense and increased expense from the Federal Deposit Insurance Corporation (“FDIC”) special assessment.
•The net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 2.59 percent, an increase of 3 basis points from the prior quarter net interest margin of 2.56 percent.
•Interest income of $279 million in the current quarter increased $5.9 million, or 2 percent, over the prior quarter and increased $47.5 million, or 20 percent, over the prior year first quarter.
•The loan portfolio of $16.733 billion increased $534 million, or 3 percent, during the current quarter.
•The loan yield for the current quarter of 5.46 percent increased 12 basis points compared to 5.34 percent in the prior quarter and increased 44 basis points from the prior year first quarter loan yield of 5.02 percent.
•Total deposits of $20.428 billion increased $498 million, or 3 percent, during the current quarter and increased $279 million, or 1 percent, from the prior year first quarter.
•The $2.740 billion of FRB Bank Term Funding (“BTFP”) was paid off during the current quarter through a combination of Federal Home Loan Bank (“FHLB”) advances and cash.
•Non-performing assets of $25.4 million at March 31, 2024 decreased $206 thousand, or 1 percent, from the prior quarter and decreased $6.6 million, or 20 percent, from the prior year first quarter.
•Stockholders’ equity of $3.111 billion increased $90.4 million, or 3 percent, during the current quarter and increased $184 million, or 6 percent, over the prior year first quarter.
•The Company declared a quarterly dividend of $0.33 per share. The Company has declared 156 consecutive quarterly dividends and has increased the dividend 49 times.

•The Company completed the acquisition and core system conversion of Community Financial Group, Inc., the parent company of Wheatland Bank, a leading eastern Washington community bank headquartered in Spokane with total assets of $778 million.
•The Company announced a purchase and assumption agreement with Heartland Bank (“HTLF”) to purchase six Montana branches from its Rocky Mountain Bank division including the deposits, loans, owned real estate and fixed assets associated with the branches.

Financial Summary

	At or for the Three Months ended
(Dollars in thousands, except per share and market data)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Operating results
Net income	$32,627	54,316	61,211
Basic earnings per share	$0.29	0.49	0.55
Diluted earnings per share	$0.29	0.49	0.55
Dividends declared per share	$0.33	0.33	0.33
Market value per share
Closing	$40.28	41.32	42.01
High	$42.75	44.06	50.03
Low	$34.74	27.36	37.07
Selected ratios and other data
Number of common stock shares outstanding	113,388,590	110,888,942	110,868,713
Average outstanding shares - basic	112,492,142	110,884,496	110,824,648
Average outstanding shares - diluted	112,554,402	110,907,640	110,881,708
Return on average assets (annualized)	0.47%	0.77%	0.93%
Return on average equity (annualized)	4.25%	7.40%	8.54%
Efficiency ratio	74.41%	65.20%	60.39%
Loan to deposit ratio	82.04%	81.36%	77.09%
Number of full time equivalent employees	3,438	3,294	3,390
Number of locations	232	221	222
Number of ATMs	285	275	263

KALISPELL, Mont., Apr 18, 2024 (GLOBE NEWSWIRE) - Glacier Bancorp, Inc. (NYSE: GBCI) reported net income of $32.6 million for the current quarter, a decrease of $28.6 million, or 47 percent, from the $61.2 million of net income for the prior year first quarter. Diluted earnings per share for the current quarter was $0.29 per share, a decrease of 47 percent from the prior year first quarter diluted earnings per share of $0.55. The decrease in net income compared to the prior year first quarter was primarily due to the significant increase in funding costs over the year combined with the increased costs associated with the acquisition of Wheatland Bank. The current quarter included $5.7 million of acquisition-related expense and $6.1 million of credit loss expense from the acquisition of Wheatland Bank. Included in the current quarter non-interest expense was $1.5 million related to the FDIC increased loss estimates from the special assessment pursuant to a systemic risk determination. “We are pleased to see our margin grow in the quarter and believe this positive trend will continue during 2024,” said Randy Chesler, President and Chief Executive Officer. “We remain very confident in the quality of our loan portfolio and were pleased to welcome Wheatland Bank to the Company and announce the acquisition of the six Rocky Mountain Bank branches in Montana from Heartland Financial.”

On January 31, 2024, the Company completed the acquisition of Community Financial Group, Inc., the parent company of Wheatland Bank (collectively, “Wheatland”), headquartered in Spokane, Washington. Wheatland has 14 branches in eastern Washington and was combined with the North Cascades Bank division, with combined operations under the name Wheatland Bank, division of Glacier Bank. The Company’s results of operations and financial condition include the Wheatland acquisition beginning on the acquisition date. The following table discloses the preliminary fair value estimates of select classifications of assets and liabilities acquired:

Wheatland
(Dollars in thousands)	January 31, 2024
Total assets	$777,659
Debt securities	187,183
Loans receivable	450,403
Non-interest bearing deposits	277,651
Interest bearing deposits	339,304
Borrowings	58,500

During the current quarter, the Company announced the signing of a purchase and assumption agreement to purchase six Montana branches from the Rocky Mountain Bank division of HTLF. The branches will join Glacier Bank divisions operating in Montana. The branch acquisition is subject to regulatory approvals and other customary conditions of closing and is expected to be completed in the third quarter of 2024.

Asset Summary

				$ Change from
(Dollars in thousands)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Dec 31, 2023	Mar 31, 2023
Cash and cash equivalents	$788,660	1,354,342	1,529,534	(565,682)	(740,874)
Debt securities, available-for-sale	4,629,073	4,785,719	5,198,313	(156,646)	(569,240)
Debt securities, held-to-maturity	3,451,583	3,502,411	3,664,393	(50,828)	(212,810)
Total debt securities	8,080,656	8,288,130	8,862,706	(207,474)	(782,050)
Loans receivable
Residential real estate	1,752,514	1,704,544	1,508,403	47,970	244,111
Commercial real estate	10,672,269	10,303,306	9,992,019	368,963	680,250
Other commercial	3,030,608	2,901,863	2,804,104	128,745	226,504
Home equity	883,062	888,013	829,844	(4,951)	53,218
Other consumer	394,049	400,356	384,242	(6,307)	9,807
Loans receivable	16,732,502	16,198,082	15,518,612	534,420	1,213,890
Allowance for credit losses	(198,779)	(192,757)	(186,604)	(6,022)	(12,175)
Loans receivable, net	16,533,723	16,005,325	15,332,008	528,398	1,201,715
Other assets	2,419,131	2,094,832	2,078,186	324,299	340,945
Total assets	$27,822,170	27,742,629	27,802,434	79,541	19,736

The $789 million cash balance at March 31, 2024 decreased $566 million during the current quarter as cash was utilized to partially fund the maturity of the BTFP. Total debt securities of $8.081 billion at March 31, 2024 decreased $207 million during the current quarter and decreased $782 million, or 9 percent, from the prior year end. Debt securities represented 29 percent of total assets at March 31, 2024 compared to 30 percent at December 31, 2023 and 32 percent at March 31, 2023.
The loan portfolio of $16.733 billion at March 31, 2024 increased $534 million, or 3 percent, during the current quarter and increased $1.214 billion, or 8 percent, from the prior year. Excluding the Wheatland acquisition, the loan portfolio increased $84.0 million, or 2 percent annualized, with the largest increase in commercial real estate, which increased $63.9 million, or 2 percent annualized. Excluding the Wheatland acquisition, the loan portfolio increased $763 million, or 5 percent, from the prior year first quarter with the largest increase in commercial real estate loans, which increased $375 million, or 4 percent.

Credit Quality Summary

	At or for the Three Months ended	At or for the Year ended	At or for the Three Months ended
(Dollars in thousands)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Allowance for credit losses
Balance at beginning of period	$192,757	182,283	182,283
Acquisitions	3	—	—
Provision for credit losses	9,091	20,790	6,260
Charge-offs	(4,295)	(15,095)	(3,293)
Recoveries	1,223	4,779	1,354
Balance at end of period	$198,779	192,757	186,604
Provision for credit losses
Loan portfolio	$9,091	20,790	6,260
Unfunded loan commitments	(842)	(5,995)	(790)
Total provision for credit losses	$8,249	14,795	5,470
Other real estate owned	$432	1,032	—
Other foreclosed assets	459	471	31
Accruing loans 90 days or more past due	3,796	3,312	3,545
Non-accrual loans	20,738	20,816	28,403
Total non-performing assets	$25,425	25,631	31,979
Non-performing assets as a percentage of subsidiary assets	0.09%	0.09%	0.12%
Allowance for credit losses as a percentage of non-performing loans	810%	799%	584%
Allowance for credit losses as a percentage of total loans	1.19%	1.19%	1.20%
Net charge-offs as a percentage of total loans	0.02%	0.06%	0.01%
Accruing loans 30-89 days past due	$62,423	49,967	24,993
U.S. government guarantees included in non-performing assets	$1,490	1,503	2,071

Non-performing assets of $25.4 million at March 31, 2024 decreased $206 thousand, or 1 percent, over the prior quarter and decreased $6.6 million, or 20 percent, over the prior year first quarter. Non-performing assets as a percentage of subsidiary assets at March 31, 2024 was 0.09 percent compared to 0.09 percent in the prior quarter and 0.12 percent in the prior year first quarter.

Early stage delinquencies (accruing loans 30-89 days past due) of $62.4 million at March 31, 2024 increased $12.5 million from the prior quarter and increased $37.4 million from prior year first quarter. The increase over the prior period was primarily isolated to one credit relationship of $18.1 million. Early stage delinquencies as a percentage of loans at March 31, 2024 were 0.37 percent compared to 0.31 percent for the prior quarter end and 0.16 percent for the prior year first quarter.

The current quarter credit loss expense of $8.2 million included $5.3 million of provision for credit losses on loans and $818 thousand of provision for credit loss on unfunded loan commitments from the acquisition of Wheatland. Excluding the acquisition of Wheatland, the current quarter credit loss expense was $2.1 million, including a $3.8 million credit loss expense from loans and $1.7 million of credit loss benefit from unfunded loan commitments. The allowance for credit losses on loans (“ACL”) as a percentage of total loans outstanding at March 31, 2024 and December 31, 2023 was 1.19 percent compared to 1.20 percent at March 31, 2023.

Credit Quality Trends and Provision for Credit Losses on the Loan Portfolio

(Dollars in thousands)	Provision for Credit Losses Loans	Net Charge-Offs (Recoveries)	ACL as a Percent of Loans	Accruing Loans 30-89 Days Past Due as a Percent of Loans	Non-Performing Assets to Total Subsidiary Assets
First quarter 2024	$9,091	$3,072	1.19%	0.37%	0.09%
Fourth quarter 2023	4,181	3,695	1.19%	0.31%	0.09%
Third quarter 2023	5,095	2,209	1.19%	0.09%	0.15%
Second quarter 2023	5,254	2,473	1.19%	0.16%	0.12%
First quarter 2023	6,260	1,939	1.20%	0.16%	0.12%
Fourth quarter 2022	6,060	1,968	1.20%	0.14%	0.12%
Third quarter 2022	8,382	3,154	1.20%	0.07%	0.13%
Second quarter 2022	(1,353)	1,843	1.20%	0.12%	0.16%

Net charge-offs for the current quarter were $3.1 million compared to $3.7 million in the prior quarter and $1.9 million for the prior year first quarter. Net charge-offs of $3.1 million included $2.4 million in deposit overdraft net charge-offs and $626 thousand of net loan charge-offs.

Excluding the acquisition of Wheatland, the current quarter provision for credit loss expense for loans was $3.8 million, which was a decrease of $361 thousand from the prior quarter and a $2.4 million decrease from the prior year first quarter. Loan portfolio growth, composition, average loan size, credit quality considerations, economic forecasts and other environmental factors will continue to determine the level of the provision for credit losses for loans.

Supplemental information regarding credit quality and identification of the Company’s loan portfolio based on regulatory classification is provided in the exhibits at the end of this press release. The regulatory classification of loans is based primarily on collateral type while the Company’s loan segments presented herein are based on the purpose of the loan.

Liability Summary

				$ Change from
(Dollars in thousands)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Dec 31, 2023	Mar 31, 2023
Deposits
Non-interest bearing deposits	$6,055,069	6,022,980	7,001,241	32,089	(946,172)
NOW and DDA accounts	5,376,605	5,321,257	5,156,709	55,348	219,896
Savings accounts	2,949,908	2,833,887	2,985,351	116,021	(35,443)
Money market deposit accounts	3,002,942	2,831,624	3,429,123	171,318	(426,181)
Certificate accounts	3,039,190	2,915,393	1,155,494	123,797	1,883,696
Core deposits, total	20,423,714	19,925,141	19,727,918	498,573	695,796
Wholesale deposits	3,809	4,026	420,390	(217)	(416,581)
Deposits, total	20,427,523	19,929,167	20,148,308	498,356	279,215
Repurchase agreements	1,540,008	1,486,850	1,191,323	53,158	348,685
Deposits and repurchase agreements, total	21,967,531	21,416,017	21,339,631	551,514	627,900
Federal Home Loan Bank advances	2,140,157	—	335,000	2,140,157	1,805,157
FRB Bank Term Funding	—	2,740,000	2,740,000	(2,740,000)	(2,740,000)
Other borrowed funds	88,814	81,695	76,185	7,119	12,629
Subordinated debentures	132,984	132,943	132,822	41	162
Other liabilities	381,977	351,693	251,892	30,284	130,085
Total liabilities	$24,711,463	24,722,348	24,875,530	(10,885)	(164,067)

Total deposits of $20.428 billion at March 31, 2024 increased $498 million, or 3 percent, during the current quarter and increased $279 million, or 1 percent, from the prior year first quarter. Excluding the Wheatland acquisition, total deposits decreased $119 million, or 1 percent, during the current quarter and decreased $338 million, or 2 percent, from the prior year first quarter. Non-interest bearing deposits represented 30 percent of total deposits at both March 31, 2024 and December 31, 2023 compared to 35 percent at March 31, 2023.

Upon maturity in the current quarter, the Company paid off its $2.740 billion BTFP borrowings with a combination of $2.140 billion in FHLB borrowings and cash, resulting in a net reduction of $600 million in borrowings. The FHLB borrowings of $2.140 billion at quarter end included $340 million of overnight borrowings and $1.800 billion in term borrowings that will mature between March of 2025 and March of 2026 at a weighted average rate of 4.75 percent and a FHLB dividend adjusted weighted average rate of 4.41 percent compared to 4.38 percent for the matured BTFP borrowings.

Stockholders’ Equity Summary

				$ Change from
(Dollars in thousands, except per share data)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Dec 31, 2023	Mar 31, 2023
Common equity	$3,483,012	3,394,394	3,337,132	88,618	145,880
Accumulated other comprehensive loss	(372,305)	(374,113)	(410,228)	1,808	37,923
Total stockholders’ equity	3,110,707	3,020,281	2,926,904	90,426	183,803
Goodwill and core deposit intangible, net	(1,069,808)	(1,017,263)	(1,024,545)	(52,545)	(45,263)
Tangible stockholders’ equity	$2,040,899	2,003,018	1,902,359	37,881	138,540

Stockholders’ equity to total assets	11.18%	10.89%	10.53%
Tangible stockholders’ equity to total tangible assets	7.63%	7.49%	7.10%
Book value per common share	$27.43	27.24	26.40	0.19	1.03
Tangible book value per common share	$18.00	18.06	17.16	(0.06)	0.84

Tangible stockholders’ equity of $2.041 billion at March 31, 2024 increased $37.9 million, or 2 percent, compared to the prior quarter and was primarily due to $92.4 million of Company common stock issued for the acquisition of Wheatland. The increase was partially offset by the increase in goodwill and core deposits associated the acquisition of Wheatland. Tangible book value per common share of $18.00 at the current quarter end decreased $0.06 per share, or 33 basis points, from the prior quarter and increased $0.84 per share, or 5 percent, from the prior year first quarter.

Cash Dividends
On March 27, 2024, the Company’s Board of Directors declared a quarterly cash dividend of $0.33 per share. The dividend was payable April 18, 2024 to shareholders of record on April 9, 2024. The dividend was the Company’s 156th consecutive regular dividend. Future cash dividends will depend on a variety of factors, including net income, capital, asset quality, general economic conditions and regulatory considerations.

Operating Results for Three Months Ended March 31, 2024
Compared to December 31, 2023, and March 31, 2023

Income Summary

	Three Months ended			$ Change from
(Dollars in thousands)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Dec 31, 2023	Mar 31, 2023
Net interest income
Interest income	$279,402	273,496	231,888	5,906	47,514
Interest expense	112,922	107,040	45,696	5,882	67,226
Total net interest income	166,480	166,456	186,192	24	(19,712)
Non-interest income
Service charges and other fees	18,563	19,115	17,771	(552)	792
Miscellaneous loan fees and charges	4,362	4,484	3,967	(122)	395
Gain on sale of loans	3,362	2,228	2,400	1,134	962
Gain (loss) on sale of securities	16	1,712	(114)	(1,696)	130
Other income	3,686	3,326	3,871	360	(185)
Total non-interest income	29,989	30,865	27,895	(876)	2,094
Total income	$196,469	197,321	214,087	(852)	(17,618)
Net interest margin (tax-equivalent)	2.59%	2.56%	3.08%

Net Interest Income
The current quarter interest income of $279 million increased $5.9 million, or 2 percent, over the prior quarter and increased $47.5 million, or 20 percent, from the prior year first quarter. Both increases were primarily driven by the increase in the loan yields and the increase in average balances of the loan portfolio. The loan yield of 5.46 percent in the current quarter increased 12 basis points from the prior quarter loan yield of 5.34 percent and increased 44 basis points from the prior year first quarter loan yield of 5.02 percent.

The current quarter interest expense of $113 million increased $5.9 million, or 6 percent, over the prior quarter and increased $67.2 million, or 147 percent, over the prior year first quarter primarily the result of an increase in rates on deposits and borrowings. Core deposit cost (including non-interest bearing deposits) was 1.34 percent for the current quarter compared to 1.24 percent in the prior quarter and 0.23 percent for the prior year first quarter. The increase in core deposit costs during the current quarter of 10 basis points was the smallest increase since the fourth quarter of 2022. The total cost of funding (including non-interest bearing deposits) was 1.84 percent in the current quarter compared to 1.72 percent in the prior quarter and 0.79 percent in the prior year first quarter, which was the result of the increased deposit and borrowing rates.

The current quarter experienced an increase in the net interest margin for the first time since the third quarter of 2022. The Company’s net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 2.59 percent compared to 2.56 percent in the prior quarter and was primarily driven by the increase in loan yields outpacing the increase in deposit costs. Excluding the 3 basis points from discount accretion and the 1 basis point from recovery of non-accrual interest, the core net interest margin was 2.55 percent compared to 2.54 in the prior quarter and 3.07 percent in the prior year first quarter.

Non-interest Income
Non-interest income for the current quarter totaled $30.0 million, which was a decrease of $876 thousand, or 3 percent, over the prior quarter. Gain on the sale of residential loans of $3.4 million for the current quarter increased $1.1 million, or 51 percent, compared to the prior quarter and increased $962 thousand, or 40 percent, from the prior year first quarter. Included in the prior quarter gain on sale of securities was $1.7 million of gain on the sale of all of the Company’s Visa class B shares.

Non-interest Expense Summary

	Three Months ended			$ Change from
(Dollars in thousands)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Dec 31, 2023	Mar 31, 2023
Compensation and employee benefits	$85,789	71,420	81,477	14,369	4,312
Occupancy and equipment	11,883	10,533	11,665	1,350	218
Advertising and promotions	3,983	3,410	4,235	573	(252)
Data processing	9,159	8,511	8,109	648	1,050
Other real estate owned and foreclosed assets	25	78	12	(53)	13
Regulatory assessments and insurance	7,761	12,435	4,903	(4,674)	2,858
Core deposit intangibles amortization	2,760	2,427	2,449	333	311
Other expenses	30,483	23,382	22,132	7,101	8,351
Total non-interest expense	$151,843	132,196	134,982	19,647	16,861

Total non-interest expense of $152 million for the current quarter increased $19.6 million, or 15 percent, over the prior quarter and increased $16.9 million, or 12 percent, over the prior year first quarter. In the prior quarter, the FDIC issued a special assessment for the estimated losses associated with the bank failures in March of 2023 and FDIC loss estimates were again increased by $1.5 million in the current quarter from $6.0 million in the prior quarter. Included in the current quarter was a total of $10.7 million of non-interest expense associated with the Wheatland acquisition, including $5.0 million in operating expenses and $5.7 million in acquisition-related expenses. Excluding the $10.7 million impact of the Wheatland acquisition and the $1.5 million FDIC special assessment, non-interest expense for the current quarter was $139.6 million. Excluding the $6.0 million FDIC special assessment, $459 thousand of acquisition-related expenses, and $6.0 million reduction in accrued performance-related compensation, non-interest expense for the prior quarter was $131.7 million. As adjusted, total non-interest expense of $139.6 million for the current quarter increased $7.9 million, or 6 percent, over the prior quarter non-interest expense of $131.7 million, and an increase of $5.0 million, or 4 percent, over the prior year first quarter.

Compensation and employee benefits expense of $85.8 million for the current quarter increased $14.4 million, or 20 percent, from the prior quarter and increased $4.3 million, or 5 percent, over the prior year first quarter which was driven by the acquisition of Wheatland, annual salary increases and increases in other benefits. Excluding the prior quarter $6.0 million accrual reduction and the $2.2 million compensation from the Wheatland acquisition, compensation and employee benefit expenses for the current quarter increased $6.2 million, or 8 percent over the prior quarter.

Other expense of $30.5 million increased $7.1 million, or 30 percent, from the prior quarter and increased $8.4 million from the prior year first quarter with both increases primarily attributable to increased acquisition-related expenses. Included in other expenses was acquisition-related expenses of $5.7 million in the current quarter, $459 thousand in the prior quarter and $352 thousand in the prior year first quarter. “The Company was excellent in controlling non-interest expenses in a challenging environment including the inflationary pressures that persist,” said Ron Copher, Chief Financial Officer.

Federal and State Income Tax Expense
Tax expense during the first quarter of 2024 was $3.8 million, a decrease of $4.0 million, or 52 percent, compared to the prior quarter and a decrease of $8.7 million, or 70 percent, from the prior year first quarter.

The effective tax rate in the current quarter was 10.3 percent compared to 12.6 percent in the prior quarter and 16.9 percent in the prior year first quarter. The current quarter decrease in tax expense and the resulting effective tax rate was the result of a combination of increased federal income tax credits and a decrease in pre-tax income.

Efficiency Ratio
The efficiency ratio was 74.4 percent in the current quarter compared to 65.20 percent in the prior quarter and 60.39 percent in the prior year first quarter. The increase from the prior quarter was principally driven by the increased operating costs, including acquisition-related costs, from the Wheatland acquisition. The increase in the efficiency ratio from prior year first quarter was the combined impact of the expenses related to the Wheatland acquisition and a decrease in net interest income.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are based on assumptions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results (express or implied) or other expectations in the forward-looking statements, including those made in this news release:

•risks associated with lending and potential adverse changes in the credit quality of the Company’s loan portfolio;
•changes in monetary and fiscal policies, including interest rate policies of the Federal Reserve Board, which could adversely affect the Company’s net interest income and margin, the fair value of its financial instruments, profitability, and stockholders’ equity;
•legislative or regulatory changes, including increased FDIC insurance rates and assessments, changes in the review and regulation of bank mergers, or increased banking and consumer protection regulations, that may adversely affect the Company’s business and strategies;
•risks related to overall economic conditions, including the impact on the economy of a rising interest rate environment, inflationary pressures, and geopolitical instability, including the wars in Ukraine and the Middle East;
•risks associated with the Company’s ability to negotiate, complete, and successfully integrate any future acquisitions;
•costs or difficulties related to the completion and integration of pending or future acquisitions;
•impairment of the goodwill recorded by the Company in connection with acquisitions, which may have an adverse impact on earnings and capital;
•reduction in demand for banking products and services, whether as a result of changes in customer behavior, economic conditions, banking environment, or competition;
•deterioration of the reputation of banks and the financial services industry, which could adversely affect the Company's ability to obtain and maintain customers;
•changes in the competitive landscape, including as may result from new market entrants or further consolidation in the financial services industry, resulting in the creation of larger competitors with greater financial resources;

•risks presented by continued public stock market volatility, which could adversely affect the market price of the Company’s common stock and the ability to raise additional capital or grow through acquisitions;
•risks associated with dependence on the Chief Executive Officer, the senior management team and the Presidents of Glacier Bank’s divisions;
•material failure, potential interruption or breach in security of the Company’s systems or changes in technological which could expose the Company to cybersecurity risks, fraud, system failures, or direct liabilities;
•risks related to natural disasters, including droughts, fires, floods, earthquakes, pandemics, and other unexpected events;
•success in managing risks involved in the foregoing; and
•effects of any reputational damage to the Company resulting from any of the foregoing.
The Company does not undertake any obligation to publicly correct or update any forward-looking statement if it later becomes aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

Conference Call Information
A conference call for investors is scheduled for 11:00 a.m. Eastern Time on Friday, April 19, 2024. Please note that our conference call host no longer offers a general dial-in number. Investors who would like to join the call may now register by following this link to obtain dial-in instructions: https://register.vevent.com/register/BId550ca03e5d445a9891dc7564271bdf4. To participate via the webcast, log on to: https://edge.media-server.com/mmc/p/ah79xpra. If you are unable to participate during the live webcast, the call will be archived on our website, www.glacierbancorp.com.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. (NYSE: GBCI), a member of the Russell 2000® and the S&P MidCap 400® indices, is the parent company for Glacier Bank and its Bank divisions located across its eight state Western U.S. footprint: Altabank (American Fork, UT), Bank of the San Juans (Durango, CO), Citizens Community Bank (Pocatello, ID), Collegiate Peaks Bank (Buena Vista, CO), First Bank of Montana (Lewistown, MT), First Bank of Wyoming (Powell, WY), First Community Bank Utah (Layton, UT), First Security Bank (Bozeman, MT), First Security Bank of Missoula (Missoula, MT), First State Bank (Wheatland, WY), Glacier Bank (Kalispell, MT), Heritage Bank of Nevada (Reno, NV), Mountain West Bank (Coeur d’Alene, ID), The Foothills Bank (Yuma, AZ), Valley Bank of Helena (Helena, MT), Western Security Bank (Billings, MT), and Wheatland Bank (Spokane, WA).

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Assets
Cash on hand and in banks	$232,064	246,525	290,960
Interest bearing cash deposits	556,596	1,107,817	1,238,574
Cash and cash equivalents	788,660	1,354,342	1,529,534
Debt securities, available-for-sale	4,629,073	4,785,719	5,198,313
Debt securities, held-to-maturity	3,451,583	3,502,411	3,664,393
Total debt securities	8,080,656	8,288,130	8,862,706
Loans held for sale, at fair value	27,035	15,691	14,461
Loans receivable	16,732,502	16,198,082	15,518,612
Allowance for credit losses	(198,779)	(192,757)	(186,604)
Loans receivable, net	16,533,723	16,005,325	15,332,008
Premises and equipment, net	443,273	421,791	399,740
Other real estate owned and foreclosed assets	891	1,503	31
Accrued interest receivable	106,063	94,526	90,642
Deferred tax asset	161,327	159,070	172,453
Core deposit intangible, net	46,046	31,870	39,152
Goodwill	1,023,762	985,393	985,393
Non-marketable equity securities	111,129	12,755	23,414
Bank-owned life insurance	186,625	171,101	168,235
Other assets	312,980	201,132	184,665
Total assets	$27,822,170	27,742,629	27,802,434
Liabilities
Non-interest bearing deposits	$6,055,069	6,022,980	7,001,241
Interest bearing deposits	14,372,454	13,906,187	13,147,067
Securities sold under agreements to repurchase	1,540,008	1,486,850	1,191,323
FHLB advances	2,140,157	—	335,000
FRB Bank Term Funding	—	2,740,000	2,740,000
Other borrowed funds	88,814	81,695	76,185
Subordinated debentures	132,984	132,943	132,822
Accrued interest payable	32,584	125,907	8,968
Other liabilities	349,393	225,786	242,924
Total liabilities	24,711,463	24,722,348	24,875,530
Commitments and Contingent Liabilities
Stockholders’ Equity
Preferred shares, $0.01 par value per share, 1,000,000 shares authorized, none issued or outstanding	—	—	—
Common stock, $0.01 par value per share, 234,000,000 shares authorized	1,134	1,109	1,109
Paid-in capital	2,443,584	2,350,104	2,344,514
Retained earnings - substantially restricted	1,038,294	1,043,181	991,509
Accumulated other comprehensive loss	(372,305)	(374,113)	(410,228)
Total stockholders’ equity	3,110,707	3,020,281	2,926,904
Total liabilities and stockholders’ equity	$27,822,170	27,742,629	27,802,434

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months ended
(Dollars in thousands, except per share data)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Interest Income
Investment securities	$56,218	57,233	43,642
Residential real estate loans	20,764	19,820	15,838
Commercial loans	181,472	175,957	155,682
Consumer and other loans	20,948	20,486	16,726
Total interest income	279,402	273,496	231,888
Interest Expense
Deposits	67,196	63,484	12,545
Securities sold under agreements to repurchase	12,598	12,229	4,606
Federal Home Loan Bank advances	4,249	—	23,605
FRB Bank Term Funding	27,097	30,228	3,032
Other borrowed funds	344	(372)	496
Subordinated debentures	1,438	1,471	1,412
Total interest expense	112,922	107,040	45,696
Net Interest Income	166,480	166,456	186,192
Provision for credit losses	8,249	3,013	5,470
Net interest income after provision for credit losses	158,231	163,443	180,722
Non-Interest Income
Service charges and other fees	18,563	19,115	17,771
Miscellaneous loan fees and charges	4,362	4,484	3,967
Gain on sale of loans	3,362	2,228	2,400
Gain (loss) on sale of securities	16	1,712	(114)
Other income	3,686	3,326	3,871
Total non-interest income	29,989	30,865	27,895
Non-Interest Expense
Compensation and employee benefits	85,789	71,420	81,477
Occupancy and equipment	11,883	10,533	11,665
Advertising and promotions	3,983	3,410	4,235
Data processing	9,159	8,511	8,109
Other real estate owned and foreclosed assets	25	78	12
Regulatory assessments and insurance	7,761	12,435	4,903
Core deposit intangibles amortization	2,760	2,427	2,449
Other expenses	30,483	23,382	22,132
Total non-interest expense	151,843	132,196	134,982
Income Before Income Taxes	36,377	62,112	73,635
Federal and state income tax expense	3,750	7,796	12,424
Net Income	$32,627	54,316	61,211

Glacier Bancorp, Inc.
Average Balance Sheets

	Three Months ended
	March 31, 2024			December 31, 2023
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$1,747,184	$20,764	4.75%	$1,700,598	$19,820	4.66%
Commercial loans [1]	13,513,426	183,045	5.45%	13,196,412	177,397	5.33%
Consumer and other loans	1,283,388	20,948	6.56%	1,279,626	20,486	6.35%
Total loans [2]	16,543,998	224,757	5.46%	16,176,636	217,703	5.34%
Tax-exempt debt securities [3]	1,720,370	15,157	3.52%	1,725,858	14,738	3.42%
Taxable debt securities [4,5]	8,176,974	43,477	2.13%	8,466,825	44,665	2.11%
Total earning assets	26,441,342	283,391	4.31%	26,369,319	277,106	4.17%
Goodwill and intangibles	1,051,954			1,018,423
Non-earning assets	611,550			487,979
Total assets	$28,104,846			$27,875,721
Liabilities
Non-interest bearing deposits	$5,966,546	$—	—%	$6,262,801	$—	—%
NOW and DDA accounts	5,275,703	15,918	1.21%	5,245,602	14,751	1.12%
Savings accounts	2,900,649	5,655	0.78%	2,843,788	4,848	0.68%
Money market deposit accounts	2,948,294	14,393	1.96%	2,911,054	13,600	1.85%
Certificate accounts	3,000,713	31,175	4.18%	2,872,192	29,563	4.08%
Total core deposits	20,091,905	67,141	1.34%	20,135,437	62,762	1.24%
Wholesale deposits [6]	3,965	55	5.50%	53,841	722	5.32%
Repurchase agreements	1,513,397	12,598	3.35%	1,488,419	12,229	3.26%
FHLB advances	350,754	4,249	4.79%	—	—	—%
FRB Bank Term Funding	2,483,077	27,097	4.39%	2,740,000	30,228	4.38%
Subordinated debentures and other borrowed funds	218,271	1,782	3.28%	211,570	1,099	2.06%
Total funding liabilities	24,661,369	112,922	1.84%	24,629,267	107,040	1.72%
Other liabilities	356,554			332,740
Total liabilities	25,017,923			24,962,007
Stockholders’ Equity
Stockholders’ equity	3,086,923			2,913,714
Total liabilities and stockholders’ equity	$28,104,846			$27,875,721
Net interest income (tax-equivalent)		$170,469			$170,066
Net interest spread (tax-equivalent)			2.47%			2.45%
Net interest margin (tax-equivalent)			2.59%			2.56%
______________________________
1 Includes tax effect of $1.6 million and $1.4 million on tax-exempt municipal loan and lease income for the three months ended March 31, 2024 and December 31, 2023, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $2.2 million and $2.0 million on tax-exempt debt securities income for the three months ended March 31, 2024 and December 31, 2023, respectively.
4     Includes interest income of $15.3 million and $17.7 million on average interest-bearing cash balances of $1.12 billion and $1.29 billion for the three months ended March 31, 2024 and December 31, 2023, respectively.
5 Includes tax effect of $215 thousand and $215 thousand on federal income tax credits for the three months ended March 31, 2024 and December 31, 2023, respectively.
6 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts with contractual maturities.

Glacier Bancorp, Inc.
Average Balance Sheets (continued)

	Three Months ended
	March 31, 2024			March 31, 2023
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$1,747,184	$20,764	4.75%	$1,493,938	$15,838	4.24%
Commercial loans [1]	13,513,426	183,045	5.45%	12,655,551	157,456	5.05%
Consumer and other loans	1,283,388	20,948	6.56%	1,207,315	16,726	5.62%
Total loans [2]	16,543,998	224,757	5.46%	15,356,804	190,020	5.02%
Tax-exempt debt securities [3]	1,720,370	15,157	3.52%	1,761,533	16,030	3.64%
Taxable debt securities [4,5]	8,176,974	43,477	2.13%	8,052,662	31,084	1.54%
Total earning assets	26,441,342	283,391	4.31%	25,170,999	237,134	3.82%
Goodwill and intangibles	1,051,954			1,025,716
Non-earning assets	611,550			478,962
Total assets	$28,104,846			$26,675,677
Liabilities
Non-interest bearing deposits	$5,966,546	$—	—%	$7,274,228	$—	—%
NOW and DDA accounts	5,275,703	15,918	1.21%	5,080,175	2,271	0.18%
Savings accounts	2,900,649	5,655	0.78%	3,107,559	514	0.07%
Money market deposit accounts	2,948,294	14,393	1.96%	3,468,953	5,834	0.68%
Certificate accounts	3,000,713	31,175	4.18%	984,770	2,584	1.06%
Total core deposits	20,091,905	67,141	1.34%	19,915,685	11,203	0.23%
Wholesale deposits [6]	3,965	55	5.50%	120,468	1,342	4.52%
Repurchase agreements	1,513,397	12,598	3.35%	1,035,582	4,606	1.80%
FHLB advances	350,754	4,249	4.79%	1,990,833	23,605	4.74%
FRB Bank Term Funding	2,483,077	27,097	4.39%	280,944	3,032	4.32%
Subordinated debentures and other borrowed funds	218,271	1,782	3.28%	209,547	1,908	3.69%
Total funding liabilities	24,661,369	112,922	1.84%	23,553,059	45,696	0.79%
Other liabilities	356,554			217,245
Total liabilities	25,017,923			23,770,304
Stockholders’ Equity
Stockholders’ equity	3,086,923			2,905,373
Total liabilities and stockholders’ equity	$28,104,846			$26,675,677
Net interest income (tax-equivalent)		$170,469			$191,438
Net interest spread (tax-equivalent)			2.47%			3.03%
Net interest margin (tax-equivalent)			2.59%			3.08%
______________________________
1 Includes tax effect of $1.6 million and $1.8 million on tax-exempt municipal loan and lease income for the three months ended March 31, 2024 and 2023, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $2.2 million and $3.3 million on tax-exempt debt securities income for the three months ended March 31, 2024 and 2023, respectively.
4     Includes interest income of $15.3 million and $2.1 million on average interest-bearing cash balances of $1.12 billion and $176.9 million for the three months ended March 31, 2024 and 2023, respectively.
5 Includes tax effect of $215 thousand and $215 thousand on federal income tax credits for the three months ended March 31, 2024 and 2023, respectively.
6 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts with contractual maturities.

Glacier Bancorp, Inc.
Loan Portfolio by Regulatory Classification

	Loans Receivable, by Loan Type			% Change from
(Dollars in thousands)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Dec 31, 2023	Mar 31, 2023
Custom and owner occupied construction	$273,835	$290,572	$295,604	(6)%	(7)%
Pre-sold and spec construction	223,294	236,596	312,715	(6)%	(29)%
Total residential construction	497,129	527,168	608,319	(6)%	(18)%
Land development	215,828	232,966	230,823	(7)%	(6)%
Consumer land or lots	188,635	187,545	187,498	1%	1%
Unimproved land	103,032	87,739	104,811	17%	(2)%
Developed lots for operative builders	47,591	56,142	69,896	(15)%	(32)%
Commercial lots	92,748	87,185	91,780	6%	1%
Other construction	915,782	900,547	965,244	2%	(5)%
Total land, lot, and other construction	1,563,616	1,552,124	1,650,052	1%	(5)%
Owner occupied	3,057,348	3,035,768	2,885,798	1%	6%
Non-owner occupied	3,920,696	3,742,916	3,631,158	5%	8%
Total commercial real estate	6,978,044	6,778,684	6,516,956	3%	7%
Commercial and industrial	1,371,201	1,363,479	1,353,919	1%	1%
Agriculture	929,420	772,458	715,863	20%	30%
1st lien	2,276,638	2,127,989	1,864,294	7%	22%
Junior lien	51,579	47,230	42,397	9%	22%
Total 1-4 family	2,328,217	2,175,219	1,906,691	7%	22%
Multifamily residential	881,117	796,538	649,148	11%	36%
Home equity lines of credit	947,652	979,891	893,037	(3)%	6%
Other consumer	223,566	229,154	224,125	(2)%	—%
Total consumer	1,171,218	1,209,045	1,117,162	(3)%	5%
States and political subdivisions	848,454	834,947	806,878	2%	5%
Other	191,121	204,111	208,085	(6)%	(8)%
Total loans receivable, including loans held for sale	16,759,537	16,213,773	15,533,073	3%	8%
Less loans held for sale [1]	(27,035)	(15,691)	(14,461)	72%	87%
Total loans receivable	$16,732,502	$16,198,082	$15,518,612	3%	8%
______________________________
1 Loans held for sale are primarily 1st lien 1-4 family loans.

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification

	Non-performing Assets, by Loan Type			Non- Accrual Loans	Accruing Loans 90 Days or More Past Due	Other real estate owned and foreclosed assets
(Dollars in thousands)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Mar 31, 2024	Mar 31, 2024	Mar 31, 2024
Custom and owner occupied construction	$210	214	220	210	—	—
Pre-sold and spec construction	1,049	763	1,548	—	1,049	—
Total residential construction	1,259	977	1,768	210	1,049	—
Land development	28	35	129	28	—	—
Consumer land or lots	144	96	112	144	—	—
Unimproved land	—	—	51	—	—	—
Developed lots for operative builders	608	608	607	—	608	—
Commercial lots	2,205	47	188	2,158	47	—
Other construction	—	—	12,884	—	—	—
Total land, lot and other construction	2,985	786	13,971	2,330	655	—
Owner occupied	1,501	1,838	2,682	799	270	432
Non-owner occupied	8,853	11,016	4,544	8,596	257	—
Total commercial real estate	10,354	12,854	7,226	9,395	527	432
Commercial and Industrial	1,698	1,971	2,001	1,100	447	151
Agriculture	2,855	2,558	2,573	2,426	429	—
1st lien	2,930	2,664	2,015	2,540	390	—
Junior lien	69	180	111	44	25	—
Total 1-4 family	2,999	2,844	2,126	2,584	415	—
Multifamily residential	395	395	—	395	—	—
Home equity lines of credit	1,892	2,043	1,225	1,727	165	—
Other consumer	927	1,187	1,062	571	48	308
Total consumer	2,819	3,230	2,287	2,298	213	308
Other	61	16	27	—	61	—
Total	$25,425	25,631	31,979	20,738	3,796	891

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Accruing 30-89 Days Delinquent Loans, by Loan Type			% Change from
(Dollars in thousands)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Dec 31, 2023	Mar 31, 2023
Custom and owner occupied construction	$4,784	$2,549	$1,624	88%	195%
Pre-sold and spec construction	1,181	1,219	—	(3)%	n/m
Total residential construction	5,965	3,768	1,624	58%	267%
Land development	59	163	946	(64)%	(94)%
Consumer land or lots	332	624	668	(47)%	(50)%
Unimproved land	575	—	—	n/m	n/m
Commercial lots	1,225	2,159	—	(43)%	n/m
Other construction	1,248	—	5,264	n/m	(76)%
Total land, lot and other construction	3,439	2,946	6,878	17%	(50)%
Owner occupied	2,991	2,222	1,783	35%	68%
Non-owner occupied	18,118	14,471	429	25%	4,123%
Total commercial real estate	21,109	16,693	2,212	26%	854%
Commercial and industrial	14,806	12,905	3,677	15%	303%
Agriculture	3,922	594	947	560%	314%
1st lien	5,626	3,768	3,321	49%	69%
Junior lien	145	1	385	14,400%	(62)%
Total 1-4 family	5,771	3,769	3,706	53%	56%
Multifamily Residential	—	—	201	n/m	(100)%
Home equity lines of credit	3,668	4,518	2,804	(19)%	31%
Other consumer	1,948	3,264	1,598	(40)%	22%
Total consumer	5,616	7,782	4,402	(28)%	28%
Other	1,795	1,510	1,346	19%	33%
Total	$62,423	$49,967	$24,993	25%	150%
______________________________
n/m - not measurable

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Net Charge-Offs (Recoveries), Year-to-Date Period Ending, By Loan Type			Charge-Offs	Recoveries
(Dollars in thousands)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Mar 31, 2024	Mar 31, 2024
Pre-sold and spec construction	(4)	(15)	(4)	—	4
Total residential construction	(4)	(15)	(4)	—	4
Land development	(1)	(135)	—	—	1
Consumer land or lots	(1)	(19)	—	—	1
Other construction	—	889	—	—	—
Total land, lot and other construction	(2)	735	—	—	2
Owner occupied	(3)	(59)	(68)	—	3
Non-owner occupied	(1)	799	298	—	1
Total commercial real estate	(4)	740	230	—	4
Commercial and industrial	328	364	(382)	674	346
Agriculture	68	—	—	68	—
1st lien	(4)	66	44	—	4
Junior lien	(5)	24	(5)	10	15
Total 1-4 family	(9)	90	39	10	19
Multifamily residential	—	(136)	—	—	—
Home equity lines of credit	5	(6)	(39)	15	10
Other consumer	251	1,097	125	342	91
Total consumer	256	1,091	86	357	101
Other	2,439	7,447	1,970	3,186	747
Total	$3,072	10,316	1,939	4,295	1,223

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